Exhibit 99.1

1.     Power of Attorney.  Know all persons by these presents that each person whose signature appears below constitutes and appoints Dave Gillespie, Thomas W. Briggs, and Robin B. Connor, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all reports filed pursuant to Sections 13(d), 13(g) or 16(a) of the Securities Exchange Act of 1934, filed on behalf of each of them with respect to their beneficial ownership of Aspect Communications Corporation and any and all amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or such person or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

DATED:        December 30, 2002

AMALGAMATED GADGET, L.P.

By: Scepter Holdings, Inc.,
its general partner

By: /s/ William Holloway
      William Holloway, Authorized Signatory